Exhibit 19.1

INSIDER TRADING POLICY

INDEX

Page	Topical Subject Matter
1	Cover Sheet
2	Index
3	Overview
3-5	Statement of Policies
5-6	Transactions Under Company Plans
6	Additional Prohibited Transactions
6	Strict Compliance Expected
7	Certification

OVERVIEW

The First of Long Island Corporation (the “Company”) is a public company the common stock of which is traded on the NASDAQ Stock Market and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). The First National Bank of Long Island (the “Bank”) is the Company’s wholly owned subsidiary.

The purchase or sale of securities while aware of any material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy Statement both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. This Policy Statement is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we do not want to have that reputation damaged.

The consequences of an insider trading violation can be severe:

Traders and Tippers. Company personnel who trade on insider information are subject to the following penalties:

●	A civil penalty of up to three times the profit gained or loss avoided;

●	A criminal fine of up to $5,000,000 (no matter how small the profit); and

●	A jail term of up to twenty years.

An employee who tips information to a person who then trades is subject to the same penalties as the tipee, even if the employee did not trade and did not profit from the tipee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

●	A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation;

●	A criminal penalty of up to $5,000,000, for an individual, or $25,000,000 for a non-natural person; and

●	A jail term of up to twenty years.

STATEMENT OF POLICIES

It is the policy of the Company that no director, officer or other employee of the Company (references to the Company include the Bank and other subsidiaries of the Company or the Bank) who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the

Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standard of conduct.

Policy Regarding the Confidentiality of Information Regarding the Company and the Disclosure of Information to Others. Personnel of the Company should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. Personnel of the Company with knowledge of material nonpublic information should only disclose such information to other such personnel on a need-to-know basis. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company or its business in an internet “chat room” or similar internet-based form.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to materially affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that could be regarded as material under the circumstances are:

●	Information about earnings or losses that are material and/or inconsistent with prior performance trends;

●	A pending or proposed merger, acquisition or tender offer;

●	A pending or proposed acquisition or disposition of a significant asset;

●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

●	Development of a significant new product or process;

●	Knowledge regarding a significant cybersecurity incident;

●	Impending bankruptcy or the existence of severe liquidity problems;

●	The gain or loss of a significant customer or supplier.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the beginning of the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday. If an announcement were made on a Friday (or before the market opens on Monday), Tuesday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these and other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Applicability of Policy to Inside Information Regarding Other Companies. This policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors, suppliers or acquisition candidates (“business partners”) when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Black Out Periods Relating to Earnings Releases. As a precaution, the Company specifically prohibits directors, senior officers and certain designated employees from engaging in any transaction involving a purchase or sale of the Company’s securities during any period commencing 15 days prior to the end of each calendar quarter (i.e., March 16, June 15, September 15, December 16) and ending at the close of business on the trading day following the date of public disclosure of financial information (the “black-out period”) for that quarter or year end. This policy is set forth in an Addendum to this Memorandum. It should be noted that just because an individual is not specifically “blacked-out” from trading, he/she remains subject to the general prohibition against trading while in possession of material, nonpublic information about the Company. Any person who possesses material nonpublic information regarding the Company is prohibited from entering into transactions involving the Company’s stock until such information becomes available to the public.

TRANSACTIONS UNDER COMPANY PLANS

Stock Option Exercises. The Company’s insider trading policy does not apply to the exercise of an employee stock option for cash, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock following exercise or as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Dividend Reinvestment and Stock Purchase Plan. The Company’s insider trading policy does not apply to dividend reinvestment under the Company’s Dividend Reinvestment and Stock Purchase Plan. The policy does apply, however, to stock purchases under the Company’s Dividend Reinvestment and Stock Purchase Plan. Directors, senior officers and other designated employees are prohibited from participating in stock purchases under the Company’s Dividend Reinvestment and Stock Purchase Plan.

ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term Trading. Short-term trading of the Company’s securities may be distracting to the individual and may unduly focus the individual on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase.

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Hedging. Hedging the Company’s securities may allow the individual to own the Company’s securities without the full risks and rewards of ownership, potentially separating the interests of the individual from the interests of stockholders. For these reasons, hedging the Company’s securities with the use of financial instruments (including prepaid variable forward contracts, equity swaps, calls, puts, collars, and exchange funds) that offset a decrease in the market value of the company’s equity securities and any other transaction with comparable economic consequences are prohibited by this Policy Statement.

Post-Termination Transactions. This Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

STRICT COMPLIANCE EXPECTED

The Company expects the strictest compliance with these procedures by all personnel at every level. Failure to follow these procedures may result in severe legal difficulties for you, as well as for the Company. A failure to follow both the letter and the spirit of this Policy Statement shall be considered a matter of extreme seriousness and may be grounds for termination of employment or other disciplinary action, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish the Company’s and an individual’s reputation and irreparably damage a career.

Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer or, in their absence, the Chief Risk Officer. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.

CERTIFICATION

I certify that:

I have read and understand the Insider Trading Policy dated December 19, 2024. I understand that the Chief Financial Officer, or, in their absence, the Chief Risk Officer are available to answer any questions I have regarding the insider trading policy.

I will comply with this policy for as long as I am subject to the policy.

Signature:

Date:

Print Name: